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Exhibit 99

                                  PRESS RELEASE



FOR IMMEDIATE RELEASE

Date:        January 17, 2003
Company:     Grand Central Financial Corp. and Central Federal Savings and Loan
             601 Main Street, Wellsville, Ohio 43968
Contact:     William R. Williams
Phone:       330-532-1517
Fax:         330-532-3875


Grand Central Financial Corp. and Central Federal Savings and Loan, Wellsville, Ohio have appointed David C. Vernon to each of their respective Boards as Chairman. Mr. Vernon is a resident of Akron, Ohio and is Chairman and CEO of Founders Capital Corporation. Prior to forming Founders Mr. Vernon, in 1991, organized and was Chairman, President and CEO of Summit Bancorp and Summit
Bank Akron, Ohio. Summit Bancorp was acquired by Signal Corp., Wooster Ohio in 1997 and Signal was acquired by FirstMerit Corporation, Akron, Ohio in 1999.

Mr. Gerry W. Grace is retiring as Chairman and will remain on the board. "We are evaluating expansion into other markets and are seeking to diversify the financial services offered by our company. Mr. Vernon will be of great assistance with this effort," said Mr. Grace. William R. Williams, President and CEO added that "Mr. Vernon brings a wealth of experience to our organization and we look forward to working with him as we seek to expand and improve our company."

Grand Central Financial Corp. (Nasdaq: GCFC) was organized as a Delaware corporation in September 1998 as the holding company for Central Federal Savings and Loan in connection with its conversion from a mutual to stock form of organization. Central Federal Savings and Loan is a community-oriented savings institution which was originally organized in 1892.